Exhibit 99.1

BRUSH ENGINEERED MATERIALS SUBSIDIARY TO ACQUIRE CERAC, INCORPORATED

CLEVELAND – January 6, 2006 – Brush Engineered Materials Inc. announced today that its wholly-owned subsidiary, Williams Advanced Materials Inc. (WAM), has acquired privately held CERAC, incorporated, a leading domestic provider of physical vapor deposition (PVD) and specialty inorganic materials.

KeyBanc Capital Markets acted as advisor to Brush Engineered Materials for the transaction. The purchase price was approximately $25 million and the Company expects the transaction to be accretive in 2006.

Williams and CERAC share a long history of product innovation and market growth in the optics industry. In recent years, CERAC materials have been supplied to coat the lenses for WAM’s Visi-Lid ™ window assemblies designed for hermetically sealing optoelectronic devices. Bringing CERAC into the Williams organization will enable WAM to support the continued growth of Visi-Lid™ products.

CERAC, with 2005 revenues of approximately $20 million, has 120 employees at its facility in Milwaukee. The Company produces PVD and specialty inorganic materials for the precision optics, ophthalmics, semiconductor, security, and laser and display technologies industries.

The purchase of CERAC is the second acquisition for WAM in the past three months and the third within the past year. In October 2005, WAM acquired privately held Thin Film Technology, Inc. (TFT), of Buellton, California, a leading provider of precision optical coatings, photo lithography, thin film hybrid circuits, and specialized thin film coatings and services. TFT has a diverse range of customers serving defense, medical and other growing commercial markets. In May 2005, Williams’ Netherlands subsidiary acquired privately held OMC Scientific Holdings Limited (OMCS) of Limerick, Ireland. OMCS primarily provides precision cleaning and reconditioning services for PVD customers serving the magnetic and optical data storage, semiconductor and other technology-based growth markets.

Commenting on the acquisition, Gordon D. Harnett, Chairman and CEO of Brush Engineered Materials, said, “Our improved financial flexibility has allowed us to enhance our growth through quality niche acquisitions over the past year. The purchase of CERAC continues the positive momentum of our Williams business and enables us to further execute our overall strategy of expanding our product breadth and global reach.”

Headquartered in Buffalo, New York, Williams Advanced Materials manufactures precious, non-precious and specialty metal products at facilities in New York, California and Asia, and provides precision cleaning and reconditioning services for physical vapor deposition customers at facilities in the U.S. and Ireland. Major markets for WAM’s products include magnetic and optical data storage, the wireless, semiconductor, photonic and hybrid segments of the microelectronics markets.

Forward-looking Statements:

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, automotive electronic, magnetic and optical data storage, aerospace and defense, industrial components, and appliance;

•	The successful development and introduction of new products and applications;

•	Actual sales, operating rates and margins in the fourth quarter 2005 and for the full year of 2005;

•	Changes in product mix and the financial condition of key customers;

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital projects;

•	Other financial factors, including cost and availability of materials, interest rates, exchange rates, tax rates, pension costs, energy costs, regulatory compliance cost and the cost and availability of insurance;

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations;

•	The uncertainties related to the impact of war and terrorist activities; and

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. (NYSE: BW) is headquartered in Cleveland. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

CONTACT:

Investors:
Brush Engineered Materials Inc.
Michael C. Hasychak, (216) 383-6823

Media:
Brush Engineered Materials Inc.
Patrick S. Carpenter, (216) 383-6835